UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
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KINDRED BIOSCIENCES, INC.
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KINDRED BIOSCIENCES, INC.
1555 BAYSHORE HIGHWAY, SUITE 200
BURLINGAME, CALIFORNIA 94010
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Daylight Time on Friday, June 21, 2019
The 2019 annual meeting of stockholders (the “Annual Meeting”) of Kindred Biosciences, Inc., a Delaware corporation, will be held on June 21, 2019 at 8:00 a.m. Pacific Daylight Time, at the San Francisco Airport Marriott Waterfront Hotel, 1800 Old Bayshore Highway, Burlingame, California 94010, Meeting Room: Bayside 1, for the following purposes, as more fully described in the accompanying Proxy Statement:
1.    To elect three Class III directors to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.    To conduct an advisory vote to approve our named executive officer compensation;
3.    To conduct an advisory vote on the frequency of future advisory votes on named executive officer compensation;
4.    To ratify the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and
5.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 23, 2019 as the record date for the Annual Meeting. Only stockholders of record on April 23, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement.
This Proxy Statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Kindred Biosciences, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors
/s/ Richard Chin

Richard Chin, M.D.
Chief Executive Officer and Director
Burlingame, California
April 26, 2019

i

KINDRED BIOSCIENCES, INC.
PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Daylight Time on Friday, June 21, 2019
This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2019 annual meeting of stockholders of Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 21, 2019 at 8:00 a.m. Pacific Daylight Time, at the San Francisco Airport Marriott Waterfront Hotel, 1800 Old Bayshore Highway, Burlingame, California 94010, Meeting Room: Bayside 1. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report are first being mailed on or about April 26, 2019 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What matters am I voting on?
You will be voting on:

•	the election of three Class III directors to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	a proposal to approve, on an advisory basis, our named executive officer compensation;

•	a proposal to approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation;

•	a proposal to ratify the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

•	any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:

•	“FOR” the election of Denise M. Bevers, Richard Chin, M.D. and Joseph S. McCracken, D.V.M. as Class III directors;

•	“FOR” the approval of our executive compensation;

•	“FOR” future advisory votes on executive compensation to be held every ONE (1) year; and

•	“FOR” the ratification of the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

Who is entitled to vote?
Holders of our common stock as of the close of business on April 23, 2019, the record date, may vote at the Annual Meeting. As of the record date, there were 39,005,082 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of each Class III director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominee who receives the largest number of votes cast “for” is elected as a director. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder “against” vote or abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for,” “against” or “abstain” on the nominees for election as a director.

•
Proposal No. 2: The approval of our executive compensation requires the affirmative vote of a majority of the shares of our common stock that are cast affirmatively or negatively (excluding abstentions and broker non-votes) on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: This matter is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years, and therefore does not require “approval.” Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 4: The ratification of the appointment of KMJ Corbin & Company LLP requires the affirmative vote of a majority of the shares of our common stock that are cast affirmatively or negatively (excluding abstentions and broker non-votes) on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 20, 2019 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Kindred Biosciences, Inc., in writing, at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
If you plan to attend the meeting, you must be a record or street name holder of Company shares as of the record date of April 23, 2019.
On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Seating will begin at 7:30 a.m., and the meeting will begin at 8:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Richard Chin and Denise Bevers have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 26, 2019 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KMJ Corbin & Company LLP. Your broker will not have discretion to vote on the election of directors, approval on our executive compensation or the frequency of holding future advisory votes on executive compensation, each of which is a “non-routine” matter absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Kindred Biosciences, Inc.
Attention: Investor Relations
1555 Bayshore Highway, Suite 200
Burlingame, California 94010
Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 28, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Kindred Biosciences, Inc.
Attention: Corporate Secretary
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

Stockholders intending to present a proposal at the 2020 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our amended and restated bylaws. Our amended and restated bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2020 Annual Meeting of Stockholders no earlier than the close of business on February 22, 2020 and no later than the close of business on March 23, 2020. The notice must contain the information required by the amended and restated bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before, or 60 days after, June 21, 2020, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business on the 90th day prior to the 2020 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in their discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available on our website at https://kindredbio.com/Bylaws. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors, with each class having a three-year term. Vacancies on the Board of Directors and newly created directorships may be filled only by the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Our Board of Directors is currently composed of seven members. There are three nominees for Class III directors who, if elected, will each serve until the 2022 Annual Meeting of Stockholders and until their respective successor is elected and duly qualified, or until his or her death, resignation or removal. Each nominee is currently a director whose term of office expires in 2019 and is being nominated for re-election. A director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Denise M. Bevers, Richard Chin, M.D. and Joseph S. McCracken, D.V.M. as nominees for election as Class III directors at the Annual Meeting. If elected, Ms. Bevers, Dr. Chin and Dr. McCracken will each serve as a Class III director until the 2022 annual meeting of stockholders and until their respective successor is duly elected and qualified. Ms. Bevers, Dr. Chin and Dr. McCracken are currently directors of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Ms. Bevers, Dr. Chin and Dr. McCracken. We expect that Ms. Bevers, Dr. Chin and Dr. McCracken will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of a director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The following table sets forth the names, ages as of March 31, 2019, and certain other information for our directors with terms expiring at the Annual Meeting (who are nominees for election as directors at the Annual Meeting) and for each of the other current members of our Board of Directors:

Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Herbert Montgomery(1)(2)	I	76	Director	2016	2020	-
Ernest Mario, Ph.D(1)(3)	I	80	Director	2018	2020	-
Raymond Townsend, Pharm.D(2)(3)	II	74	Director	2013	2021	-
Ervin Veszprémi(1)(3)	II	60	Director	2013	2021	-
Richard Chin, M.D.	III	52	Chief Executive Officer and Director	2012	2019	2022
Joseph S. McCracken, D.V.M.(2)(3)	III	65	Director	2018	2019	2022
Denise Bevers	III	51	President, Chief Operating Officer and Director	2018	2019	2022

(1)	Member of our Audit Committee

(2)	Member of our Compensation Committee

(3)	Member of our Nominating and Corporate Governance Committee

Nominees for Directors
Richard Chin, M.D., is one of our co-founders and has served as our Chief Executive Officer since October 2012. From October 2012 to October 2018, he also served as our President. From October 2008 until December 2011, he was Chief Executive Officer of OneWorld Health, a Bill and Melinda Gates Foundation-funded nonprofit organization engaged in developing drugs for neglected diseases. From July 2006 until October 2008, Dr. Chin was President and Chief Executive Officer of Oxigene, a biotechnology company. From June 2004 to July 2006, he served at Elan Pharmaceuticals, initially as Senior Vice President of Medical Affairs, and then as Senior Vice President of Global Development. From March 1999 to June 2004, Dr. Chin served in various roles at Genentech, Inc., now a Division of Roche Group, culminating in his last position as the Head of Clinical Research for Biotherapeutics Unit, overseeing clinical development of all Genentech products except for oncology products. Dr. Chin currently serves as an adjunct professor at the University of California at San Francisco. Dr. Chin received his M.D. from Harvard University and also holds a law degree from Oxford University, where he studied as a Rhodes Scholar. Through his experience and knowledge of our operations, and his experience in drug development, and his experience serving on public company boards of directors, Dr. Chin is well-suited to serve as a member of our Board of Directors.
Dr. Joseph S. McCracken, D.V.M., was appointed to our Board of Directors effective April 20, 2018. Dr. McCracken currently advises biopharmaceutical companies on the design and implementation of corporate strategy and business development initiatives. Dr. McCracken also serves on the boards of biopharmaceutical companies, including as a Director of Alkahest, Inc., Savara Pharmaceuticals, Regimmune Inc. and EdiGene Corporation, and he previously served as a Director of NexVet. From July 2011 to September 2013, Dr. McCracken was Vice President and Global Head of Business Development & Licensing for Roche Pharma, a research-focused healthcare company, where he was responsible for Roche Pharma’s global in-licensing and out-licensing activities. From October 2009 until July 2011 he was General Manager, Roche Pharma Japan & Asia Regional Head, Roche Partnering. Prior to joining Roche Pharma, Dr. McCracken held the position of Vice President, Business Development at Genentech for 10 years, and previously held similar positions at Aventis Pharma and Rhone-Poulenc Rorer. Dr. McCracken holds a Bachelor of Science in Microbiology, a Master of Science in Pharmacology and a Doctorate of Veterinary

Medicine from The Ohio State University. We believe Dr. McCracken’s extensive experience in the biotechnology and pharmaceutical industries qualifies him to serve on the Board of Directors.
Denise M. Bevers is one of our co-founders and has served as our Chief Operating Officer since October 2012 and our Secretary since November 2013. On October 19, 2018, she was appointed to serve as our President and to our Board of Directors. Ms. Bevers co-founded and served as the President and Chief Executive Officer of SD Scientific, Inc., a privately held, full-service medical affairs and communications company, from August 2005 to June 2013. She has over 20 years of human pharmaceutical and research experience and is an expert in clinical operations, medical affairs, and scientific communications. Ms. Bevers has managed dozens of human drug development programs from Phase I through Phase IV at pharmaceutical companies Elan Pharmaceuticals and Skyepharma, and at Quintiles, a contract research organization. She began her clinical research career in 1989 as the Division Lead of the Urology Department at Scripps Clinic and Research Foundation, a non-profit medical research foundation, where she was integral in implementing the policies and procedures for the organization’s clinical research programs. Ms. Bevers earned an M.B.A. from Keller Graduate School of Management and a B.S. in Ecology, Behavior, and Evolution from the University of California San Diego, Revelle College. Through her experience and knowledge of our operations, and her extensive experience in the biotechnology and pharmaceutical industries, Ms. Bevers is well-suited to serve as a member of our Board of Directors.
Continuing Directors
Ernest Mario, Ph.D., was appointed to our Board of Directors effective April 2, 2018 and previously served as a member of the Board from February 15, 2013 until May 23, 2016. Dr. Mario served as Deputy Chairman of Glaxo Holdings plc from 1992 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1993 until 2001, he was Chairman and Chief Executive Officer of ALZA Corporation, a drug delivery technology company acquired by Johnson & Johnson in 2001. From 2003 until 2007, Dr. Mario served as Chairman and Chief Executive Officer of Reliant Pharmaceuticals, which was acquired by GlaxoSmithKline. He currently is Chairman of Soleno Therapeutics Inc., a public pharmaceutical company developing novel therapeutic products to treat migraine and allergic rhinitis. He is also a Venture Partner with Pappas Ventures and serves on a number of corporate boards, including the following public companies: Soleno Therapeutics Inc., Celgene Corporation and Eyenovia Inc. Dr. Mario earned a B.S. in pharmacy at Rutgers University and his M.S. and Ph.D. in physical sciences at the University of Rhode Island. He holds honorary doctorates from the University of Rhode Island and Rutgers University. In 2007 he was awarded the Remington Medal by the American Pharmacists’ Association, pharmacy’s highest honor. Because of his extensive experience in the pharmaceutical industry and his extensive experience serving on public company boards of directors, Dr. Mario is well qualified to serve on our Board.
Herbert D. Montgomery was appointed to our Board of Directors effective April 15, 2016. Mr. Montgomery has worked as a consultant providing senior management and financial consulting services since January 2009. From January 2001 until December 2008, Mr. Montgomery was Vice Chairman and Chief Executive Officer of Lightpost Holdings, LLC. From November 1999 to May 2001, Mr. Montgomery was Executive Vice President, Chief Financial Officer and Treasurer of Standard Media International. From January 1998 to November 1999, Mr. Montgomery was the Senior Vice President, Chief Financial Officer and Treasurer of Cotelligent, Inc. From June 1994 to January 1998, Mr. Montgomery was Senior Vice President, Chief Financial Officer and Treasurer of Guy F. Atkinson. Mr. Montgomery has taken three companies public and has served as financial advisor of technology, product and services companies over the last 30 years. Mr. Montgomery holds a Master of Science degree in Management and a Bachelor of Science degree in Finance from California State University, Northridge. Mr. Montgomery was Chairman of the Board and Director of The Institute for OneWorld Health, a Bill and Melinda Gates Foundation-funded nonprofit organization, engaged in developing drugs for neglected diseases, from 2000 to 2010. Mr. Montgomery was a Board Director of Bank of San Clemente from 1987 to 1991. Because of his extensive experience in senior management roles, including in the pharmaceutical industry, and his financial expertise, Mr. Montgomery is well qualified to serve on our Board.
Raymond Townsend, Pharm.D., was appointed to our Board of Directors on November 11, 2013. From 2001 until his retirement in 2017, Dr. Townsend served as the President of Wasatch Health Outcomes, Inc., his personal consulting firm engaged in providing support for pharmaceutical product development, pricing and commercialization. From 1978 to 1988, Dr. Townsend was employed in various positions at the Upjohn Company, where he pioneered the first modern pharmacoeconomic research department within the pharmaceutical industry. Between 1988 and 1997, he served in various positions at Glaxo (now GlaxoSmithKline), culminating in the positions of Worldwide Director and Vice President, Outcomes,

Epidemiology and Policy Research. Between 1998 and 2001, he was co-founder and Chief Executive Officer of Strategic Outcomes Services, Inc. From 2004 to 2009, he was Senior Vice President, Pharmacoeconomic & Epidemiology Outcomes Research, at Elan Pharmaceuticals, Inc. Dr. Townsend earned a B.A. in Economics at California State University and his Doctor of Pharmacy degree from the University of California, San Francisco. Dr. Townsend is well qualified to serve as a director because of his extensive experience in senior management roles in the pharmaceutical industry.
Ervin Veszprémi has been a member of our Board of Directors since February 15, 2013. He was the Chief Executive Officer of Invent Farma, a vertically integrated generics company, from January 2015 until October 2016. Previously he served as CEO of Medichem, a pharmaceutical manufacturer, between 2003 and 2014, and has nearly 30 years of experience in the pharmaceutical industry, including 15 years in the animal health sector. Mr. Veszprémi served as the Vice President and Global Head of Marketing for Novartis Animal Health, one of the largest veterinary companies in the world, from 1998 to 2002. Mr. Veszprémi holds a physiology degree from the University of British Columbia and has studied management at Harvard Business School and Stanford University. Because of his extensive experience in the veterinary pharmaceutical industry, his extensive experience in commercialization, and his knowledge of the global animal health market, Mr. Veszprémi is well qualified to serve on our Board of Directors.
Director Independence
Our Board of Directors currently consists of seven members. Dr. Chin and Ms. Bevers are not considered independent directors, because Dr. Chin serves as our Chief Executive Officer and Ms. Bevers serves as our President and Chief Operating Officer. Our Board of Directors has determined that each of our other directors is an independent director in accordance with the listing requirements of The NASDAQ Stock Market. Pursuant to NASDAQ rules, our Board must consist of a majority of independent directors. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Classified Board of Directors
In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are classified as follows:

•	the Class I directors are Ernest Mario and Herbert Montgomery, and their terms will expire at our 2020 annual meeting of stockholders;

•	the Class II directors are Raymond Townsend and Ervin Veszprémi, and their terms will expire at our 2021 annual meeting of stockholders; and

•	the Class III directors are Richard Chin, Joseph McCracken and Denise Bevers, and their terms will expire at the 2019 annual meeting of stockholders.
Our Board of Directors has not appointed a Chairman of the Board, and Dr. Chin, our Chief Executive Officer, generally chairs meetings of our Board. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board
Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. Our amended and restated bylaws and corporate governance guidelines provide our Board of Directors with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer, if we elect to appoint a Chairman of the Board. Currently we do not have a Chairman of the Board or a lead director. Our Board believes that oversight of our company is the responsibility of our Board as a whole, and that this responsibility can be properly discharged without a Chairman or lead director.
Board Meetings and Committees
During our fiscal year ended December 31, 2018, the Board of Directors held six meetings (including regularly scheduled and special meetings), and with the exception of one missed audit committee meeting by one director, each director attended 100% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Each of our directors attended our 2018 Annual Meeting of Stockholders, either in person or by means of teleconference.
Our Board has established three standing committees-audit, compensation, and nominating and corporate governance-each of which operates under a written charter that has been approved by our Board. Each committee charter has been posted on the Corporate Governance section of our website at www.kindredbio.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Proxy Statement.
Audit Committee
The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules.

The members of our Audit Committee are Mr. Montgomery, Dr. Mario and Mr. Veszprémi, and Mr. Montgomery serves as the chairperson of the committee. Our Board of Directors has determined that each of Mr. Montgomery, Dr. Mario and Mr. Veszprémi is an independent director under NASDAQ rules and under SEC Rule 10A-3. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Montgomery is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. The Audit Committee met four times during 2018.
Compensation Committee
The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO’s compensation;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”; and

•	preparing the annual Compensation Committee report to be included in our Proxy Statements.
The members of our Compensation Committee are Dr. Townsend, Mr. McCracken, and Mr. Montgomery and Dr. Townsend serves as the chairperson of the committee. Our Board has determined that each of Dr. Townsend, Mr. McCracken and Mr. Montgomery is independent under the applicable NASDAQ rules and regulations, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee met one time during 2018.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.
The members of our Nominating and Corporate Governance Committee are Mr. Veszprémi, Dr. Mario, Mr. McCracken and Dr. Townsend, and Mr. Veszprémi serves as the chairperson of the committee. Our Board has determined that each of Mr. Veszprémi, Dr. Mario, Mr. McCracken and Dr. Townsend is independent under the applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee met one time during 2018.

Compensation Committee Interlocks and Insider Participation
During 2018 and as of the date of this Proxy Statement, none of the members of our Compensation Committee was or is an officer or employee of the Company. In addition, during 2018, none of our executive officers served as a director or on the compensation committee (or its equivalent) of another entity that had one or more of its executive officers serve on our Compensation Committee or Board.

Code of Ethics and Business Conduct
We have adopted a written code of ethics and business conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. Our code of ethics and business conduct is available under the Corporate Governance section of our website at www.kindredbio.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Stock Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Proxy Statement.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of criteria and methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, personal and professional integrity, experience in corporate management, financial experience, experience in our industry, prior experience as a director of public and private companies, relevant academic experience, diversity of background and perspective, and independence under applicable corporate governance rules. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities.

Our Board of Directors and Nominating and Corporate Governance Committee believe that our Board of Directors should be a diverse body.  The Charter of the Nominating and Corporate Governance Committee states that, in recommending candidates for election or appointment to the Board of Directors, the Nominating and Corporate Governance Committee may consider diversity of background and perspective, including with respect to age, gender, race, expertise, and experience in substantive matters pertaining to our industry relative to other Board members.  Our Nominating and Corporate Governance Committee considers these diversity factors as well as the other factors described in the preceding paragraph in recommending to our full Board of Directors the nominees for election or appointment to the Board of Directors. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders so long as such recommending stockholder was a stockholder of record both at the time of giving notice and at the time of the annual meeting, and such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact the Secretary in writing. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our Secretary at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the nomination by the date specified in the “Stockholder Proposals” section above.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Secretary in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to Richard Chin.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through standing committees of the Board of Directors that will address risks inherent in their respective areas of oversight. In particular, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking by our management.
Director Compensation
Our director compensation program is intended to enable us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors who are also employees of our company do not receive compensation for their service on our Board of Directors.
Non-employee directors do not receive cash for their services. Non-employee directors receive a retainer paid in stock options for service on the Board of Directors or for service on each committee of which the director is a member. The chairman of each committee receives a higher retainer for such service. The stock options vest quarterly over a period of one year measured from the date of grant. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. The stock options awarded in 2018 to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member were as follows:

Name	Member Annual Grant	Chairman Annual Grant
Board of Directors	55,000
Audit Committee	5,000	5,000
Compensation Committee	5,000	5,000
Nominating and Corporate Governance Committee	5,000	5,000

In January 2018, we granted to each of Mr. Veszprémi, Mr. Montgomery and Dr. Townsend a stock option to purchase 75,000 shares of our common stock at an exercise price of $8.75 per share. In April 2018, in connection with their appointment to the Board of Directors, we granted to Dr. Mario a stock option to purchase 44,603 shares and Mr. McCracken a stock option to purchase 41,890 shares of our common stock at an exercise price of $9.65 per share. In June 2018, in connection with their appointment to Board committees, we granted to Dr. Mario a stock option to purchase 10,000 shares and Mr. McCracken a stock option to purchase 10,000 shares of our common stock at an exercise price of $11.00 per share.
The following table sets forth information regarding the compensation of our non-employee directors earned during 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Herbert Montgomery	—	—	354,866	354,866
Raymond Townsend, Pharm.D.	—	—	354,866	354,866
Ervin Veszprémi	—	—	354,866	354,866
Ernest Mario, Ph.D.	—	—	337,136	337,136
Joseph McCracken, D.V.M.	—	—	320,209	320,209

(1)
Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. For additional information on the valuation assumptions, refer to the “Stock-based Compensation” and “Valuation Assumptions” under the “Notes to the Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 6, 2019.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2018 by each non-employee director who was serving as of December 31, 2018:

Name	Options Outstanding at Fiscal Year End	Unvested Restricted Shares Outstanding at Fiscal Year End
Herbert Montgomery	155,750	—
Raymond Townsend, Pharm.D.	241,792	—
Ervin Veszprémi	308,400	—
Ernest Mario, Ph.D.	155,603	—
Joseph McCracken, D.V.M.	51,890	—

PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the executive compensation tables and accompanying narrative disclosure, as provided on pages 16 to 45. Accordingly, we are asking our stockholders to vote on the following resolution:
RESOLVED, that the holders of common stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and accompanying narrative disclosures.
As an advisory vote, this proposal is not binding on the Company. However, the Company values input from its stockholders and will consider the outcome of the vote when making future executive compensation decisions.
Our Compensation Committee and Board of Directors believes that our executive compensation program aligns well with our philosophy and corporate performance, and that it incentivizes and rewards our leadership for increasing stockholder value, while aligning the interest of our leadership with those of our stockholders on an annual and long-term basis.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.
EXECUTIVE OFFICERS
Executive Officers
The following table sets forth the name, age and position of each of our executive officers as of March 31, 2019:

Named Executive Officers	Age	Position
Richard Chin, M.D.	52	Chief Executive Officer and Director
Denise M. Bevers	51	President, Chief Operating Officer, Secretary and Director
Wendy Wee	66	Chief Financial Officer
Hangjun Zhan, Ph.D.	59	Chief Scientific Officer
Richard Chin, M.D., is one of our co-founders and has served as our Chief Executive Officer since October 2012. He also served as our President from October 2012 to October 2018. Additional information regarding Dr. Chin is set forth above under “Board of Directors and Corporate Governance.”
Denise M. Bevers is one of our co-founders and has served as our Chief Operating Officer since October 2012, our Secretary since November 11, 2013 and our President since October 19, 2018. Additional information regarding Ms. Bevers is set forth above under “Board of Directors and Corporate Governance.”
Wendy Wee has served as our Chief Financial Officer since July 27, 2017. Ms. Wee initially worked with the Company as a consultant beginning in October, 2014 and as our Vice President of Finance since December 30, 2014 until accepting her role as as Chief Financial Officer. From 2002 until August 2014, Ms. Wee served in various positions at Telik, Inc., a biotechnology company focused on oncology, including as Principal Financial and Accounting Officer, Vice President of Finance, and Controller. Prior to her time at Telik, Inc., Ms. Wee was the Senior Director of Finance and Controller at Connetics, Inc., a biotechnology company focused on dermatological diseases. Previous to that, she held various management positions at Silicon Graphics, Inc., MIPS Computer Systems and Unisys Corporation.

Hangjun Zhan, Ph.D., has served as our Chief Scientific Officer since January 16, 2018. Dr. Zhan has over 20 years of experience in the biotechnology sector and is a world renowned expert in protein design, expression, production, biochemistry, and biophysics. He holds a B.Sc. degree from Zhejiang University, M.S. and Ph.D. degrees from the University of Washington, and completed a post-doctoral fellowship at Harvard Medical School. Dr. Zhan is also the lead author of many peer-reviewed publications and book chapters. Previously, Dr. Zhan held positions at several biotechnology companies including Exelixis, Celera Genomics (Axys), Arris, and Aragen, where he led teams that successfully developed multiple products.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Raymond Townsend, Pharm.D
Joseph S. McCracken, D.V.M.
Herbert D. Montgomery

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the 2018 compensation program for our principal executive officer, our principal financial officer, and the two executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). For 2018, our Named Executive Officers were:

▪	Richard Chin, M.D., our Chief Executive Officer (our “CEO”);

▪	Denise Bevers, our President and Chief Operating Officer;

▪	Wendy Wee, our Chief Financial Officer; and

▪	Hangjun Zhan, Ph.D, our Chief Scientific Officer.

Management Changes in 2018

Dr. Zhan became an executive officer of the Company on January 1, 2018.

On October 19, 2018, our Board of Directors approved and appointed Ms. Bevers as our President, with such appointment to be effective as of that date.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2018, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Our status as an emerging growth company, as defined by the Jumpstart Our Business Startups Act (the “JOBS Act”) ended on December 31, 2018. As an emerging growth company, we were not required to include a Say-on-Pay proposal in the proxy statements for our annual meetings of stockholders. Therefore we now present our first Say-on-Pay proposal for stockholder consideration, as well as our first full Compensation Discussion and Analysis.

Executive Summary

Who We Are

We are a biopharmaceutical company focused on saving and improving the lives of pets. Our mission is to bring to our pets the same kinds of safe and effective medicines that our human family members enjoy. Our core strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for pets, primarily dogs, cats and horses. We believe that this approach will lead to shorter development times and higher approval rates than pursuing new, non-validated compounds and targets. Our current portfolio includes one approved product and over 20 product candidates in development, consisting of both small molecules and biologics.

    2018 Business Results

2018 was a transformational year for us marked by the approval of our first product, our transition to a commercial-stage company, and the announcement of positive data validating our industry leading biologics pipeline. Our financial results for the year were as follows:

▪	For 2018, our net loss was $49.7 million, or $1.60 per share, as compared to a net loss of $30.9 million, or $1.23 per share, in 2017.

▪
We recorded $2.0 million in net product revenues for Mirataz for 2018. Mirataz became commercially available in July 2018. During the second half of 2018, we saw market penetration of approximately 33% with approximately 56% of veterinary clinics placing re-orders.

▪	The cost of product sales totaled $0.3 million for the year, resulting in a gross margin of 84% for the full year.

▪
We reported positive topline results from our pilot effectiveness study of KIND-016, a fully caninized, high-affinity monoclonal antibody targeting interleukin-31 (IL-31), for the treatment of atopic dermatitis in dogs.

▪
As of December 31, 2018, we had $73.9 million in cash, cash equivalents, and investments, compared to $82.5 million at December 31, 2017. Net cash used in operating activities in 2018 was approximately $45.0 million, offset by a total of $49.2 million of net cash proceeds from an underwritten public offering of our common stock and an “at-the-market” equity offering program. We also invested approximately $13.9 million in capital expenditures for the build-out of our Elwood, Kansas manufacturing facility, including equipment purchases.

Executive Compensation Results

Based on our overall operating environment and these results, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2018:

▪	Base Salaries - Approved setting their annual base salaries at amounts ranging from $330,000 to $410,000, in addition to setting the annual base salary of our CEO at $520,000.

▪
Annual Cash Bonuses - Approved annual cash bonuses in amounts ranging from 85% to 91% of their target annual cash bonus opportunities, including an annual cash bonus for our CEO in the amount of $223,600, equal to 86% of his target annual cash bonus opportunity.

▪
Long-Term Incentive Compensation - Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may vest and be settled for shares of our common stock with aggregate grant date fair values ranging from $620,062 to

$1,464,140, as well as an option to purchase shares of our common stock and an RSU award that may vest and be settled for shares of our common stock for our CEO with an aggregate grant date fair value of approximately $2,190,370.

▪
Compensation Arrangements with Ms. Bevers - In connection with her appointment as our President (in addition to continuing to serve as our Chief Operating Officer), amended the employment agreement effective October 19, 2018 (the “Amended Employment Agreement”) with Ms. Bevers. Pursuant to the Amended Employment Agreement, our compensation arrangements with Ms. Bevers were adjusted as follows:

▪	her annual base salary was increased to $430,500;

▪	her target annual cash bonus opportunity was increased to 45% of her annual base salary; and

▪
she was granted an option to purchase 75,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, and with such option to vest (and become exercisable) over a four-year period beginning with 25% of the shares of our common stock subject to the option vesting on the first anniversary of the date of grant and 1/48th of the shares of our common stock subject to the option vesting in equal monthly installments thereafter, contingent upon Ms. Bevers remaining in service to us through each applicable vesting date.

The Amended Employment Agreement was negotiated on our behalf by our CEO and approved by our Board of Directors. For a summary of the material terms and conditions of Ms. Bevers’ employment agreement, see “2018 Potential Payments upon Termination or Change in Control” below.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable and “at-risk.”

We emphasize variable compensation that appropriately rewards our Named Executive Officers through three separate compensation elements:

▪
First, we provide the opportunity to participate in our annual cash bonus plan, which provides for payments if they produce short-term financial, operational, and strategic results that meet or exceed the corporate and individual goals established by our Board of Directors and the Compensation Committee.

▪
In addition, we grant options to purchase shares of our common stock, which comprise a substantial portion of their target total direct compensation opportunities, the value of which depends entirely on appreciation in the value of our common stock, aligning their interests with those of our stockholders.

▪	Finally, we grant RSU awards the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

▪
Use a “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon our stock price performance.

▪	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

▪
Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2018.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

What We Do Not Do

▪	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our Named Executive Officers.

▪
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

▪	No Hedging. We prohibit our employees (including our Named Executive Officers) and the non-employee members of our Board of Directors from hedging our securities.

▪	No Special Welfare or Health Benefits. We do not provide our Named Executive Officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

▪	No Stock Option Re-pricing. We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting the following stockholder advisory votes:

▪	a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote); and

▪	a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote).

See Proposals 2 and 3, respectively, in this Proxy Statement.

We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our Named Executive Officers.

Executive Compensation Objectives

The principal objectives of our executive compensation program, policies, and practices are to:

▪	offer competitive compensation which enables us to attract and retain high-caliber executives;

▪	reward the achievement of our business objectives by directly linking rewards to the achievement of objectives that build long-term stockholder value;

▪
recognize both corporate and individual performance by providing opportunities for career advancement and above-median short-term and long-term compensation based on measurable corporate and individual performance; and

▪	aligning the interests of our executives with those of our stockholders by incentivizing and rewarding the creation of stockholder value.

Our executive compensation program has reflected, and we expect that it will continue to reflect, the fact that we are a biopharmaceutical company with one product that has been commercialized and numerous product candidates in pre-clinical and clinical development and subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years. In an effort to preserve cash resources, our historical compensation programs have focused on long-term incentive compensation in the form of equity awards relative to cash compensation. This approach seeks to place a substantial portion of executive compensation at risk by rewarding our Named Executive Officers, in a manner comparable to our stockholders, for achieving our business and financial objectives.

In addition to long-term incentive compensation, we have also implemented a cash bonus plan for our Named Executive Officers. Payments under this cash bonus plan are based on our level of achievement of pre-established corporate performance goals. All of the performance goals of our Named Executive Officers are tied to corporate objectives to reflect the fact that they make the key strategic decisions influencing our Company as a whole.

We design and implement an executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements. The Compensation Committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.kindredbio.com.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

▪	our executive compensation program objectives;

▪	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

▪	each individual executive’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

▪	the scope of each executive’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

▪
the prior performance of each individual executive, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

▪	the potential of each individual executive to contribute to our long-term financial, operational, and strategic objectives;

▪	our CEO’s compensation relative to that of our executives, and compensation parity among our executives;

▪	our financial performance relative to our compensation and performance peers;

▪
the compensation practices of our compensation peer group and the positioning of each executive’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

▪	the recommendations of our CEO with respect to the compensation of our executives.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its decisions. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.

The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. However, in making its determinations, the Compensation Committee reviews information prepared by an independent compensation consultant analyzing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (including a recommendation with respect to his own compensation) based on his evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on each such individual’s level of performance for the prior year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above.

The Compensation Committee reviews and discusses his proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our other Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Our Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

Beginning in July 2018, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.

During the second half of 2018, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided the following services:

▪	review, research, and development of a compensation peer group;

▪
an analysis of competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

▪
providing competitive market data based on the compensation peer group for the non-employee members of our Board of Directors and evaluating how the compensation we pay our non-employee directors compares to how the companies in our compensation peer group compensate their directors;

▪	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

▪	consulting with the Compensation Committee chair and other members between Compensation Committee meetings; and

▪	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our Named Executive Officers. In 2018, Compensia did not provide any services to us other than the consulting services to the Compensation Committee.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The Compensation Committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee did not raise any conflict of interest.

Competitive Market Data

For determining our 2018 executive compensation, we used compensation data from Equilar, a firm that provides executive compensation data from public companies, to compare our executive compensation to that of comparable companies in the competitive market.

Starting with our 2019 year, with the assistance of Compensia, we developed a peer group for purposes of assessing our executive compensation against the competitive market. This compensation peer group consists of biotechnology companies that are similar to us in terms of market capitalization, stage of development, therapeutic focus, and number of employees. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our Named Executive Officers.

The companies in the compensation peer group for 2019 were selected on the basis of their similarity to us in size, as determined using the following criteria:

▪	market capitalization - approximately 0.33x to approximately 3.0x our market capitalization of approximately $475 million (approximately $160 million to $1.4 billion);

▪	industry sector - healthcare, with a focus on biotechnology and pharmaceuticals;

▪	clinical phase - pending approval or market; and

▪	headcount - 25 to 300 employees.

We also considered several key secondary factors, including a focus on animal health/biotechnology and complexity of pipeline (with a preference for companies with at least three drug candidates in the pipeline).

Our compensation peer group was as follows:

Abeona Therapeutics                Inovio Pharmaceuticals
Achaogen                    Melinta Therapeutics
Aclaris Therapeutics                Progenics Pharmaceuticals
Agenus                        Rigel Pharmaceuticals
Anika Therapeutics                 Sorrento Therapeutics
Aratana Therapeutics                Synergy Pharmaceuticals
Ardelyx                        Verastem
CASI Pharmaceuticals                Vericel
Cytokinetics

In addition, we also considered the compensation practices of the following reference peers: Akorn, Elanco Animal Health and Phibro Animal Health. We included them as reference peers because these companies have a similar focus on animal health, but are too large to be included in our primary peer group.

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group each year and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonus Awards	Variable	Cash	Designed to motivate our executives to achieve annual corporate and individual objectives and provide financial incentives when we meet or exceed these annual objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of options to purchase shares of our common stock and restricted stock unit awards that may vest and be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other Named Executive Officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our CEO (including a recommendation with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In January 2018, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process - Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved base salary increases for each of our Named Executive Officers, effective January 1, 2018, to bring their base salaries to levels that were comparable to those of similarly-situated executives at the companies in our compensation peer group. The base salaries of our Named Executive Officers for 2018 were established as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Adjustment
Richard Chin, M.D.	$450,000	$520,000	15.5%
Denise M. Bevers	$370,000	$410,000(1)	10.8%
Wendy Wee	$297,754	$330,000	10.8%
Hangjun Zhan, Ph.D.	$280,000	$330,000	17.6%

(1)	Ms. Bevers’ annual base salary was increased to $430,500 on October 19, 2018 in connection with her appointment as our President.

The base salaries paid to our Named Executive Officers during 2018 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We use annual cash bonuses to motivate our employees, including our Named Executive Officers, to achieve our key annual business objectives. In January 2018, the Compensation Committee approved the corporate and individual performance goals for 2018 to provide financial incentives for us to meet or exceed the principal objectives set forth in our 2018 annual operating plan. Bonus payments for 2018 were to be made in the discretion of the Compensation Committee based on our level of achievement with respect to both corporate performance goals and individual performance goals (as described below) after considering the recommendation of our CEO.

Target Annual Cash Bonus Opportunities

Our Named Executive Officers’ employment agreements establish their target annual cash bonus opportunities for the year and are expressed as a specific percentage of each officer’s base salary. In January 2018, the Compensation Committee reviewed the target annual cash bonus opportunities of our Named Executive Officers, taking into consideration the recommendations of our CEO (including a recommendation with respect to his own target annual cash bonus opportunity) as well as the other factors described in “Compensation-Setting Process - Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee decided to maintain the target annual cash bonus opportunities of our Named Executive Officers at their 2017 levels. The dollar value of each Named Executive Officer’s target annual cash bonus opportunity increased, however, as a result of the increases to their 2018 base salaries.

For 2018, the target annual cash bonus opportunities for our Named Executive Officers were as follows:

Named Executive Officer	2018 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2018 Target Annual Cash Bonus Opportunity
Richard Chin, M.D.	50%	$260,000
Denise M. Bevers	45% (1)	$193,725
Wendy Wee	30%	$99,000
Hangjun Zhan, Ph.D.	30%	$99,000

(1)
Ms. Bevers’ target annual cash bonus opportunity was increased from 40% of her base salary to 45% of her base salary on October 19, 2018 in connection with her appointment as our President. Accordingly, her target annual cash bonus opportunity was calculated as 45% of her increased annual base salary of $430,500.

Corporate Performance Goals

Our Named Executive Officers were eligible to receive bonus payments based upon the attainment of one or more objective corporate performance goals that were selected and approved by the Compensation Committee and which related to financial and operational metrics that were important to us. In January 2018, the Compensation Committee approved corporate performance goals as presented and discussed with management. Generally, these goals related to our progress on our commercial activities (weighted 40%), our progress on our lead pipeline candidates (weighted 45%), and our development of our product pipeline (weighted 15%).

In addition to the foregoing, the results of our corporate performance goals were subject to the application of a multiplier dependent on our 2018 stock price growth. To the extent that the market price of our common stock on December 31, 2018 exceeded the market price of our common stock on December 31, 2017 by a specified percentage, a multiplier was to be applied to the achievement percentage of the corporate performance goals as determined by the Compensation Committee as follows:

Percentage Increase of December 31, 2018 Stock Price over December 31, 2017 Stock Price	Multiplier (1)
50%	1.25
100%	1.50
150%	1.75
200%	2.00

(1)	In the event of actual performance between the specified percentages, the multiplier was to be calculated between each percentage level on a linear basis.

Each corporate performance goal was weighted according to the Compensation Committee’s assessment of its relative importance to the successful execution of our annual operating plan. For purposes of the 2018 cash bonus payments, the Compensation Committee reserved the discretion to consider other corporate achievements during 2018 when determining the actual funding level for this component of the bonuses.

Individual Performance Goals

In addition, at the beginning of 2018, our CEO, in consultation with each of the other Named Executive Officers, established individual performance goals for the Named Executive Officers other than the CEO. The individual performance goals were generally designed to align the goals of each such Named Executive Officer and his or her department with the corporate goals. Our CEO did not have individual goals. Rather, his annual cash bonus was based entirely on the achievement of our corporate goals in recognition of his overall responsibility for our corporate performance. The individual performance goals involved both quantitative and qualitative metrics that were connected to the achievement of our corporate performance goals as well as the functional area of the company for which each of our other Named Executive Officers was responsible.

2018 Annual Cash Bonus Decisions

In January 2019, the Compensation Committee reviewed our performance with respect to each of the corporate performance goals and determined the extent to which each goal had been achieved during the year. The Compensation Committee then reviewed the individual performance of each of our Named Executive Officers other than the CEO based on an evaluation conducted by our CEO of their performance against their individual performance goals. In connection with these reviews, the Compensation Committee noted that we had completed a financing raising $50 million during the year, had made significant progress on our Kansas manufacturing plant, and developed additional biologic leads. The Compensation Committee also noted that the stock price growth multiplier had not been triggered.

Based on these determinations and after considering the recommendations of our CEO (including a recommendation with respect to his own bonus payment), the Compensation Committee determined that our CEO receive an annual cash bonus payment equal to 86% of his target annual cash bonus opportunity. In addition, the Compensation Committee determined to make annual cash bonus payments to our other Named Executive Officers in amounts ranging from 85% to 91% of their target annual cash bonus opportunities.

The following table sets forth the target annual cash bonus opportunities and the actual cash bonus payments made to our Named Executive Officers for 2018:

Named Executive Officer	2018 Annual Base Salary	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual Annual Cash Bonus Earned	Actual Annual Cash Bonus Earned (as a percentage of base salary)
Richard Chin, M.D.	$520,000	50%	$223,600	86%
Denise M. Bevers	$430,500(1)	45%	$176,289	91%
Wendy Wee	$330,000	30%	$84,500	85%
Hangjun Zhan, Ph.D.	$330,000	30%	$89,100	90%

(1)
Ms. Bevers’ annual base salary was increased from $410,000 to $430,500 on October 19, 2018 in connection with her appointment as our President. Her annual cash bonus was calculated on her achieving 91% of her target annual cash bonus opportunity based on 45% of her annual base salary of $430,500.

The annual cash bonus payments made to our Named Executive Officers for 2018 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. Typically, these equity awards are granted in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may vest and be settled for shares of our common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our Named Executive Officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. We further believe that RSU awards align the interests of our Named Executive Officers with those of our stockholders by rewarding them for increases in our stock price. Unlike stock options, however, RSU awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our Named Executive Officers and furthering our retention objectives over the vesting term of the awards.

Typically, we have granted equity awards to our Named Executive Officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards. Instead, the Compensation Committee determines the amount of the equity award for each Named Executive Officer after taking into consideration a compensation analysis performed by our Human Resources Department, the equity award recommendations of our CEO (including a recommendation with respect to his own award), the amount of equity compensation held by the Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), and the factors described in “Compensation-Setting Process-Setting Target Total Direct Compensation” above.

In January 2018, after considering the factors described in “Compensation-Setting Process-Setting Target Total Direct Compensation” and the other factors described above, the Compensation Committee determined to grant options to purchase shares of our common stock and RSU awards that may vest and be settled for shares of our common stock to our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning and which also recognized the performance of each of our Named Executive Officers. The equity awards granted to our Named Executive Officers were as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock	RSU Awards for Shares of Common Stock	Aggregate Grant Date Fair Value
Richard Chin, M.D.	175,000	150,000	$2,190,370
Denise M. Bevers	100,000	110,000	$1,464,140
Wendy Wee	75,000	30,000	$638,750
Hangjun Zhan, Ph.D.	80,000	25,000	$620,062

The options to purchase shares of our common stock vest (and become exercisable) over a four-year period, with 25% of the shares of our common stock subject to the options vesting on January 26, 2019 and the remaining shares vesting in 36 equal monthly installments over the following three years, contingent upon the Named Executive Officer remaining continuously in service to us through each applicable vesting date.

The RSU awards that may be settled for shares of our common stock vest over a four-year period in four equal annual installments following the date of grant, contingent upon the Named Executive Officer remaining continuously in service to us through each applicable vesting date.

In connection with her appointment as our President in October 2018, the Compensation Committee granted Ms. Bevers an option to purchase 75,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant with a grant date fair value of $532,981. This option vests (and becomes exercisable) over a four-year period beginning with 25% of the shares of our common stock subject to the option vesting on the first anniversary of the date of grant and 1/48th of the shares of our common stock subject to the option vesting in equal monthly installments thereafter, contingent upon Ms. Bevers remaining continuously in service to us through each applicable vesting date.

The equity awards granted to our Named Executive Officers during 2018 are set forth in the “Summary Compensation Table” and the “2018 Grants of Plan-Based Awards Table” below.

     Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our Named Executive Officers and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of eligible compensation, not to exceed the statutory income tax limits. We may elect to match contributions made by participants in the Section 401(k) plan up to a specified percentage, and any matching contributions may, or may not, be fully vested as of the date when the contribution is made. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our Named Executive Officers include flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance, basic life insurance, commuter benefits, and reimbursement for mobile phone coverage. These benefits are provided to our Named Executive Officers on the same basis as to all of our employees. Our Named Executive Officers are also eligible to participate in our broad-based employee stock purchase plan that is qualified under Section 423 of the Code (unless they own five percent or more of the total combined voting power or value of all classes of our outstanding stock).

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment agreements with our CEO and each of our other Named Executive Officers. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

These employment agreements were superseded and replaced in their entirety by amended and restated employment agreements which were entered into and effective as of May 22, 2018. Our Board of Directors approved the key changes to the employment agreements, with the Chairman of the Compensation Committee authorized to approve the final form of the amended and restated employment agreement of our CEO and our CEO authorized to approve the final form of the amended and restated employment agreement of our other Named Executive Officers. Each of these agreements provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and sets forth the minimum compensation arrangements for the Named Executive Officer, including his or her minimum base salary (which may be increased), minimum target annual cash bonus opportunity expressed as a percentage of his or her base salary (which may be increased), the grant of an annual equity award (in the case of our CEO and Ms. Bevers) or eligibility for future equity awards (in the case of Ms. Wee and Dr. Zhan), participation in our employee benefit programs, and reimbursement for all reasonable and necessary business expenses (the “Current Employment Agreements”). The Current Employment Agreements also require the Named Executive Officer to execute, to the extent that he or she has not already done so, our standard form of Confidentiality and Intellectual Property Agreement.

The Current Employment Agreements also provide that our Named Executive Officers will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment, including in connection with a change in control of the Company. These post-employment compensation arrangements are discussed further in “Post-Employment Compensation” below.

For detailed descriptions of the employment agreements we maintained with our Named Executive Officers during 2018, see “2018 Potential Payments upon Termination or Change in Control” below.

Post-Employment Compensation

We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our Named Executive Officers.

The employment agreements of our Named Executive Officers contain certain protections in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. We believe that these protections were necessary from a retention standpoint. These arrangements are designed to provide reasonable compensation to the Named Executive Officers if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

In April 2018, our Board of Directors reviewed the post-employment compensation arrangements of our Named Executive Officers and determined that enhancement was necessary to retain top talent. As a result of this review, our Board of Directors approved certain amendments to the then-existing employment agreements of our Named Executive Officers as described above to include one or more of the following:

▪	revise the definitions of “change of control” and “corporate transaction” to be consistent with our equity incentive plans;

▪
provide for accelerated vesting of unvested equity awards granted to the Named Executive Officers upon a merger or other corporate transaction if his or her employment has not been terminated prior to the date of the corporate transaction; and

▪
revise certain of the severance benefits provided to the Named Executive Officers such that the cash severance payable upon a termination of employment by us “without cause” or by the Named Executive Officer for “good reason” (as those terms are defined in the Current Employment Agreements) to include (A) an amount equal to his or her target bonus, pro-rated based on the number of days actually served in the calendar year during which the employment termination occurs and (B) an amount equal to his or her target bonus in the calendar year in which the employment termination occurs multiplied by the length of his or her base salary severance term.

We believe these arrangements align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our most senior executives focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our stockholders.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the employment agreements of our Named Executive Officers, we have drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

Under the terms of each of our Named Executive Officer’s employment agreement, in the event his or her employment is terminated by us without cause, or as a result of his or her death or disability, or if he or she resigns for good reason, or his or her employment is terminated within the 12 month period following a change in control of the Company, then, subject to his or her execution of a general release of claims in favor of the Company, the Named Executive Officer will be entitled to receive 12 months of his or her annual base salary (24 months in the case of Dr. Chin and 18 months in the case of Ms. Bevers), an amount equal to one times his or her target bonus (two times in the case of Dr. Chin and 1.5 times in the case of Ms. Bevers), reimbursement for up to 18 months of insurance premiums for the continuation of coverage under our health benefit plans, and accelerated vesting of all of his outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction” (as defined in their employment agreements), if his or her employment has not been terminated prior to the corporate transaction, all equity awards previously granted to our Named Executive Officers by us will vest in full and, if applicable, be immediately exercisable by the Named Executive Officer or his or her heirs.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during 2018, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2018, see “2018 Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Compensation Recovery Policy

We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging Prohibitions

Under our Insider Trading Policy, our employees, executive officers, and members of our Board of Directors are prohibited from:

▪	selling our securities short;

▪	buying or selling puts or calls or other derivative securities on our securities; and

▪	entering into hedging or monetization transactions or similar arrangements with respect to our securities.

Our executive officers and members of our Board of Directors are permitted to place our securities in a margin account or use such securities as collateral for a loan with the prior approval of our Compliance Officer.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), effective for taxable years beginning on or after January 1, 2018, disallows a deduction for federal income tax purposes to any publicly-traded corporation of remuneration in excess of $1 million paid in any taxable year to its covered employees, consisting of the principal executive officer, principal financial officer and the three other most highly-compensated executive officers for the taxable year. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. Prior to the amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the Tax Act, the performance-based compensation exception has been repealed. The prior Section 162(m) provisions will, however, continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

In approving the amount and form of compensation for our Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, approve compensation for our Named Executive Officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

While the transition relief applicable to certain binding written performance-based compensation arrangements that were in effect as of November 2, 2017 may help minimize the effect of the Section 162(m) deduction limit in the short-term, we expect that, going forward, some portion of our Named Executive Officers’ compensation might not be fully deductible by us for federal income tax purposes. As final guidance and regulations relating to Section 162(m), as amended, have not been issued, no assurance can be given that compensation will qualify for this transitional relief. We will continue to closely monitor developments with respect to Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding compensation for each of our 2018 named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard Chin, M.D.	2018	520,000	223,600	1,312,500	877,870	—	2,933,970
Chief Executive Officer	2017	450,000	315,662	640,000	714,122	—	2,119,784
	2016	400,000	219,000	—	485,551	—	1,104,551
Denise Bevers(4)	2018	414,271	176,289	962,500	1,034,621	—	2,587,681
President/Chief Operating Officer	2017	370,000	222,000	640,000	408,121	—	1,640,121
	2016	325,000	162,500	—	222,217	—	709,717
Wendy Wee(5)	2018	330,000	84,500	262,500	376,230	—	1,053,230
Chief Financial Officer	2017	297,754	134,100	160,000	534,647	—	1,126,501
Hangjun Zhan, Ph.D.(6)	2018	330,000	89,100	218,750	401,312	—	1,039,162
Chief Scientific Officer

(1)	Cash bonuses were awarded for services performed in the year noted and paid in the subsequent year.

(2)
Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. For assumptions used in determining grant date fair market value, refer to Note 9 of Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December, 31, 2018, as filed with the SEC on March 6, 2019. The amounts reported for these options may not represent the actual economic values that our named executive officers will realize from these options as the actual value realized will depend on our performance, stock price and their continued employment.

(3)	Does not include perquisites and other personal benefits, unless the aggregate amount of such perquisites and other personal benefits exceeded $10,000.

(4)	Ms. Bevers was promoted to President on October 19, 2018 and continues to serve as the Company's Chief Operating Officer with an annual base salary of $430,500.

(5)	Ms. Wee did not serve as an executive officer in 2016.

(6)	Dr. Zhan did not serve as an executive officer in 2016 or 2017.

2018 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Options or Awards ($/Share)
Named Executive Officer		Threshold ($)	Target ($)	Maximum ($)				Grant Date Fair Value of Stock and Option Awards ($)(4)
Richard Chin, M.D.	1/22/2018				150,000		8.75	1,312,500
	1/22/2018					175,000	8.75	877,870
			260,000
Denise Bevers	1/22/2018				110,000		8.75	962,500
	1/22/2018					100,000	8.75	501,640
	10/22/2018					75,000	12.60	532,981
			193,725
Wendy Wee	1/22/2018				30,000		8.75	262,500
	1/22/2018					75,000	8.75	376,230
			99,000
Hangjun Zhan, Ph.D.	1/22/2018				25,000		8.75	218,750
	1/22/2018					80,000	8.75	401,312
			99,000

(1)
For 2018, Dr. Chin had a bonus target of 50%, Ms. Bevers had a bonus target of 45% and Ms. Wee and Dr. Zhan had bonus targets of 30%. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below his or her targeted bonus amount. The goals for 2018 were approved by the Compensation Committee in January 2018. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board in January 2019 upon reviewing results for 2018.

(2)	The restricted stock unit vests 25% per year over four years.

(3)	The option vests and becomes exercisable as to 25% of the total number of option shares on the first anniversary of the date of employment and in equal monthly installments over the ensuing 36 months.

(4)
The amounts shown represent the fair value per share as of the grant date of such award determined pursuant to stock based compensation accounting, multiplied by the number of shares. See Note 9 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 6, 2019, for a discussion of all assumptions made by us in determining the value of equity awards.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2018.

	OPTION AWARDS					STOCK AWARDS
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Richard Chin, M.D.	2/4/13	400,000	—	0.36	2/4/23	—	—
	2/4/14	350,000	—	16.52	2/4/24	—	—
	2/5/15	189,531	8,240	6.46	2/5/25	—	—
	1/8/16	144,208	53,563	3.45	1/8/26	—	—
	1/23/17	83,854	91,146	6.40	1/23/27	75,000	821,250
	1/22/18	—	175,000	8.75	1/22/28	150,000	1,642,500
Denise M. Bevers	2/4/13	28,525(2)	—	0.32	2/4/23	—	—
	5/9/13	49,613(2)	—	0.32	5/9/23	—	—
	8/29/13	20,400(2)	—	0.90	8/29/23	—	—
	8/29/13	96,092	—	1.37	8/29/23	—	—
	2/3/14	75,000	—	15.41	2/3/24	—	—
	1/26/15	57,801	1,230	6.96	1/26/25	—	—
	1/8/16	43,043	15,988	3.45	1/8/26	—	—
	4/5/16	20,000	10,000	3.60	4/5/26
	1/23/17	47,917	52,083	6.40	1/23/27	75,000	821,250
	1/22/2018	—	100,000	8.75	1/22/28	110,000	1,204,500
	10/22/2018	—	75,000	12.60	10/22/28
Wendy Wee	1/26/15	31,823	677	6.96	1/26/25	—	—
	1/27/16	7,292	2,708	3.25	1/27/26	—	—
	1/23/17	35,938	39,062	6.40	1/23/27	18,750	205,313
	7/28/17	17,708	32,292	7.10	7/28/27	—	—
	1/22/18	—	75,000	8.75	1/22/28	30,000	328,500
Hangjun Zhan, Ph.D.	4/2/14	12,000	—	19.96	4/2/24	—	—
	10/31/14	7,500	—	9.17	10/31/24	—	—
	1/26/15	7,833	167	6.96	1/26/25	—	—
	1/27/16	7,292	2,708	3.25	1/27/26	—	—
	4/5/16	10,000	5,000	3.60	4/5/26	—	—
	1/23/17	35,938	39,062	6.40	1/23/27	18,750	205,313
	7/24/17	17,708	32,292	7.65	7/24/27	—	—
	1/22/18	—	80,000	8.75	1/22/28	25,000	273,750

(1)	The option vests and becomes exercisable as to 25% of the total number of option shares on the first anniversary of the date of employment and in equal monthly installments over the ensuing 36 months.

(2)
Represents options held by SD Scientific, Inc., of which Ms. Bevers is the co-founder and a 50% stockholder. From August 2012 until June 30, 2013, SD Scientific, Inc. served as a consultant to our Company. In consideration of consulting services rendered, we granted SD Scientific, Inc. in February 2013 options to purchase 28,525 shares of our common stock at an exercise price of $0.32 per share. In May 2013 and August 2013, respectively, we granted SD Scientific, Inc. additional stock options to purchase 49,613 shares of our common stock at an exercise price of $0.32 per share and 20,400 shares of our common stock at an exercise price $0.90 per share.

(3)	Determined by multiplying the number of unvested shares by $10.95, the closing price of our common stock on December 31, 2018.

Retirement Plans
We have established a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. We may elect to match contributions made by participants in the 401(k) plan up to a specified percentage, and any matching contributions may, or may not be, fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, may enhance our executive compensation package and afford appropriate incentives our employees, including our executive officers, consistent with the interests of our stockholders.
No Tax Gross-Ups
We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.
Equity Incentive Plans
2012 Equity Incentive Plan
The Kindred Biosciences, Inc. 2012 Equity Incentive Plan was terminated in May 2016 and replaced by the 2016 Equity Incentive Plan. All awards made under the 2012 Equity Incentive Plan shall remain subject to the terms of that plan.
2016 Equity Incentive Plan
The Kindred Biosciences, Inc. 2016 Equity Incentive Plan was terminated in June 2018 and replaced by the 2018 Equity Incentive Plan. All awards made under the 2016 Equity Incentive Plan shall remain subject to the terms of that plan.
2018 Equity Incentive Plan
General
The Kindred Biosciences, Inc. 2018 Equity Incentive Plan, which we refer to as the 2018 Plan, provides for awards of incentive stock options, non-statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards. Subject to the provisions of the 2018 Plan relating to adjustments upon changes in our common stock, an aggregate of 3,000,000 shares of common stock have been reserved for issuance under the 2018 Plan, including shares issued to date and shares underlying stock options granted to date.
Purpose
Our Board adopted the 2018 Plan to provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock, to assist in attracting and retaining the services of such persons, to bind the interests of eligible recipients more closely to our company’s interests by offering them opportunities to acquire shares of our common stock and to afford such persons stock-based compensation opportunities that are competitive with those afforded by similar businesses. Our stockholders approved the 2018 Plan at the annual meeting in June 2018.
Administration
Our Compensation Committee administers the 2018 Plan. Subject to the provisions of the 2018 Plan, the committee has the power in its discretion: (i) to determine from time to time: (a) which of the persons eligible under the 2018 Plan shall be granted awards; (b) when and how each award shall be granted; (c) what type or combination of types of awards shall be granted; (d) the provisions of each award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or common stock pursuant to a stock award; (e) the number of shares of common stock with respect to which a stock award shall be granted to each such person; and (f) the fair market value applicable to a stock award; (ii) to construe and interpret the 2018 Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration; the Board, in the exercise of this power, may correct any defect, omission or inconsistency in the 2018 Plan or in any stock award agreement or in the written terms of a performance cash award, in a manner and to the extent it shall deem necessary or expedient to make the 2018 Plan or award fully effective; (iii) to settle all controversies regarding the 2018 Plan and awards granted under it; (iv) to accelerate the time at which an award may first be exercised or the time during which an award or any part thereof will vest in accordance with the 2018 Plan, notwithstanding the provisions in the award stating the time at which it may first be exercised or the time during which it will vest; (v) to amend, suspend or terminate the 2018 Plan at any time; provided that amendment, suspension or termination of the 2018 Plan shall not impair rights and obligations under any award granted while the 2018 Plan is in effect except with the written consent of the affected participant; (vi) to submit any amendment to the 2018 Plan for stockholder approval, including, but not limited to, amendments to the 2018 Plan intended to satisfy the requirements of (a) Section 422 of the Code regarding “incentive stock options,” or (b) Rule 16b-3 under the Exchange Act; (vii) to approve forms of award agreements for use under the 2018 Plan and to amend the terms of any one or more awards, including, but not limited to, amendments to provide terms more favorable to the participant than previously provided in the award agreement, subject to any specified limits in the 2018 Plan that are not subject to Board discretion; provided, however, that except with respect to amendments that disqualify or impair the status of an incentive stock option, a participant’s rights under any award shall not be impaired by any such amendment unless (a) the Company requests the consent of the affected participant and (b) such participant consents in writing; notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more awards without the affected participant’s consent if necessary to maintain the qualified status of the award as an incentive stock option or to bring the award into compliance with Section 409A of the Code; (viii) to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the 2018 Plan or awards; and (ix) to adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2018 Plan by employees, directors or consultants who are foreign nationals or employed outside the United States.
As permitted by the 2018 Plan and the Delaware General Corporation Law, our Board of Directors has given our Chief Executive Officer the authority to grant options to purchase shares of our common stock and restricted stock units to be settled in shares of common stock to employees and non-executive officers, provided that no more than 500,000 total shares of common stock shall be issuable under options and restricted stock units granted by the Chief Executive Officer during the 12-month period ending January 17, 2020 and each grant must satisfy certain other requirements established by the Board.
Eligibility
Incentive stock options may be granted under the 2018 Plan only to employees of our company and its affiliates. Employees, directors and consultants of our company and its affiliates are eligible to receive all other types of awards under the 2018 Plan.
Terms of Options and SARs
The exercise price of incentive stock options may not be less than the fair market value of our common stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of nonstatutory options also may not be less than the fair market value of our common stock on the date of grant.
Options granted under the 2018 Plan may be exercisable in increments, or “vest,” as determined by our Compensation Committee. The committee has the power to accelerate the time as of which an option may vest or be exercised, with the consent of the optionee. The maximum term of options and SARs under the 2018 Plan is ten years, except that in certain cases the maximum term is five years. Options and SARs awarded under the 2018 Plan generally will terminate three months after termination of the participant’s service, subject to certain exceptions.
A recipient may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the recipient, only the recipient may exercise an option or SAR. The committee may grant nonstatutory stock options and SARs that are transferable to the extent provided in the applicable written agreement.

Terms of Restricted Stock Awards
Our Compensation Committee may issue shares of restricted stock under the 2018 Plan as a grant or for such consideration, including services, and, subject to the Sarbanes-Oxley Act of 2002, promissory notes, as determined in its sole discretion.
Shares of restricted stock acquired under a restricted stock purchase or grant agreement may, but need not, be subject to forfeiture to us or other restrictions that will lapse in accordance with a vesting schedule to be determined by the committee. In the event a recipient’s employment or service with our company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement may be forfeited to our company in accordance with such restricted stock agreement.
Rights to acquire shares of common stock under the restricted stock purchase or grant agreement shall be transferable by the recipient only upon such terms and conditions as are set forth in the restricted stock agreement, as the committee shall determine in its discretion, so long as shares of common stock awarded under the restricted stock agreement remain subject to the terms of such agreement.
Terms of Restricted Stock Units Awards
A restricted stock unit is a right to receive stock or cash (or a combination of cash and stock) equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule determined at grant. When a participant’s continuous service with us or any of our affiliates terminates for any reason, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement.

Adjustment Provisions
If our common stock is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, then the number and class of shares of stock subject to each option and each SAR outstanding under the 2018 Plan, and the exercise price of each outstanding option and the base value of SAR, will be automatically and proportionately adjusted, except that our company will not be required to issue fractional shares as a result of any such adjustments. Such adjustment in any outstanding option or SAR will be made without change in the total price applicable to the unexercised portion of the option or SAR, but with a corresponding adjustment in the price for each share covered by the unexercised portion of the option or SAR.
Effect of Certain Corporate Events
Except as otherwise provided in the applicable agreement, in the event of (i) the consummation of a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; (ii) the consummation of a sale or other disposition of at least 90% of the outstanding securities of the Company; (iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise, all unvested options, SARs, restricted stock awards or restricted stock units shall be deemed fully vested and immediately exercisable prior to the consummation of the corporate transaction, provided that the grantee's continuous service to the Company has not terminated prior to the consummation of the corporate transaction.
Duration, Amendment and Termination
Our Board may suspend or terminate the 2018 Plan without stockholder approval or ratification, subject to certain restrictions, at any time or from time to time. Unless sooner terminated, the 2018 Plan will terminate ten years from the date of its approval by our stockholders, or on April 19, 2028.
Our Board may also amend the 2018 Plan at any time, and from time to time. However, except as relates to adjustments upon changes in common stock, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to preserve incentive stock option treatment for federal income tax purposes or to the extent such amendment is required by NASDAQ's rules or other applicable laws. Our Board may submit any other amendment to the 2018 Plan for stockholder approval in its discretion.
As of December 31, 2018, we have awarded or granted under the 2018 Plan options to purchase a total of 403,493 shares of our common stock and 2,596,507 shares of our common stock remain available for issuance under the 2018 Plan.
2014 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through our 2014 Employee Stock Purchase Plan, or ESPP. The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under the ESPP, all of our employees and officers (other than 5% owners of our common stock) are eligible participants. The ESPP permits participants to purchase our common stock through payroll deductions of between 1% and 20% of the participant’s compensation, up to a maximum of 2,000 shares per purchase period. The ESPP contains consecutive offering periods of approximately six (6) months duration. The price of the common stock purchased will be the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of the purchase period.

2019 Base Salaries and Target Bonuses
Our Compensation Committee recently undertook a review of our compensation program for named executive officers. We have historically established base salaries for our named executive officers through negotiations with each named executive officer, generally at the time the named executive officer commenced employment with us, with the intent of providing base salaries at a level sufficient to attract and retain individuals with superior talent. In 2019, Compensia, Inc. (“Compensia”), a national compensation consulting firm, assisted us in developing a peer group for purposes of assessing our executive compensation against the competitive market. The compensation peer group consists of biotechnology companies that are similar to us in terms of market capitalization, stage of development, therapeutic focus and number of employees. As part of the January 18, 2019 compensation review, our Compensation Committee considered each named executive officer’s individual performance, tenure with the company and level and scope of responsibility and experience, as well as market pay practices. Based on the foregoing considerations, our Compensation Committee approved the following increases to our named executive officers’ base salaries effective as of January 1, 2019:

Named Executive Officer	2019 Base Salary	2019 Target Bonus
Richard Chin, M.D.	$620,000	$372,000
Denise M. Bevers	$455,000	$204,750
Wendy Wee	$345,000	$103,500
Hangjun Zhan, Ph.D.	$345,000	$103,500
2019 Equity Incentive Awards
Our Board of Directors and Compensation Committee believe that employees in a position to make a substantial contribution to the long-term success of our company should have a significant and ongoing stake in our success and that the size of such stake should reflect an employee’s ability to influence our long-term performance. Equity incentive awards not only compensate but also motivate and encourage retention of our named executive officers by providing an opportunity to participate in the ownership of the company while promoting long-term value creation for our stockholders by aligning the interests of named executive officers with the interests of our stockholders. As a result of the February 1, 2019 compensation review, our Compensation Committee approved grants of the following equity incentive awards to our named executive officers, Dr. Chin, Ms. Bevers, Ms. Wee and Dr. Zhan:

Named Executive Officer	Number of Option Shares	Number of Restricted Stock Units
Richard Chin, M.D.	400,000	50,000
Denise M. Bevers	150,000	—
Wendy Wee	100,000	—
Hangjun Zhan, Ph.D.	100,000	—
The options granted to our named executive officers have an exercise price per share equal to the closing market price of our common stock on the date of grant, which was $9.91 per share, and vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months. Restricted stock unit awards vest 25% per year over four years.
2018 Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Richard Chin, M.D.	—	—	25,000	$228,750
Denise M. Bevers	—	—	25,000	$228,750
Wendy Wee	—	—	6,250	$57,187
Hangjun Zhan, Ph.D.	—	—	6,250	$57,187
Pension Benefits
We do not offer any defined benefit pension plans or arrangements.
Nonqualified Deferred Compensation
We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.
2018 Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
We have entered into written employment agreements with each of our named executive officers. These employment agreements were superseded and replaced in their entirety by amended and restated executive employment agreements, which were entered into and effective as of May 22, 2018.
Each of these agreements provides for “at will” employment (meaning that either we or the named executive officer may terminate the employment relationship at any time without cause) and sets forth the minimum compensation arrangements for the named executive officer, including his or her minimum base salary (which may be increased), minimum target annual cash bonus opportunity expressed as a percentage of his or her base salary (which may be increased), the grant of an annual equity award (in the case of Dr. Chin and Ms. Bevers) or eligibility for future equity awards (in the case of Ms. Wee and Dr. Zhan), participation in our employee benefit programs, and reimbursement for all reasonable and necessary business expenses.
The amended and restated employment agreements also provide that our named executive officers will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment, including in connection with a change in control of the Company.

Set forth below is a description of the material terms of the employment agreements we maintained with each of our named executive officers in 2018, including the material terms and conditions of the post-employment compensation arrangements contained therein.
Richard Chin, M.D.
On May 22, 2018, we entered into an amended and restated executive employment agreement with Dr. Chin pursuant to which he serves as our Chief Executive Officer on an at-will basis. Under the employment agreement, Dr. Chin receives an annual base salary of $520,000, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Dr. Chin is also entitled to receive a target annual cash bonus equal to 50% of his then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), the grant of an annual equity award and to participate in our employee benefit programs.

Under Dr. Chin’s employment agreement, if his employment is terminated by us without “cause,” or as a result of his death or disability, or he resigns for “good reason,” or his employment is terminated within the twelve month period following a “change in control” then, subject to his execution of a general release of claims, Dr. Chin will be entitled to receive 24 months of his then-current annual base salary, an amount equal to two times his then-current target bonus, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of his outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Dr. Chin’s employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Dr. Chin will vest in full and, if applicable, be immediately exercisable by Dr. Chin or his heirs.

“Cause” for purposes of Dr. Chin’s employment agreement means Dr. Chin has: (i) been grossly negligent in the performance of his duties; (ii) been convicted of or pleaded guilty or nolo contendre to a felony; (iii) committed a criminal act relating to his employment or the Company involving, in the good faith judgment of our Board of Directors, fraud or theft, but excluding any conviction which results solely from Dr. Chin’s title or position with our company and is not based on his personal conduct; (iv) breached any material provision of his employment agreement or of any nondisclosure or non-competition agreement between him and the Company; or (v) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company.

“Good Reason” for purposes of Dr. Chin’s employment agreement means: (i) without Dr. Chin’s express written consent, a material reduction in his title, status or responsibilities; or (ii) without Dr. Chin’s express written consent, a material reduction by the Company in Dr. Chin’s total compensation.

“Change in Control” for purposes of Dr. Chin’s employment agreement means: (i) any natural person, entity or a “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becomes the direct or indirect owner of securities of the Company representing more than 50% of the combined voting power of the Company's then-outstanding securities other than by virtue of a merger, consolidation or similar transaction (subject to certain exceptions); (ii) a merger, consolidation or similar transaction involving the Company that results in the stockholders of the Company immediately prior thereto not owning outstanding voting securities representing more than 50% of the combined voting power of the surviving entity or parent of the surviving entity; (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; or (iv) individuals who, as of the effective date of Dr. Chin’s employment agreement, are members of the Board of Directors, cease for any reason to constitute at least a majority of the members of the Board.

“Corporate Transaction” for purposes of Dr. Chin’s employment agreement means: the occurrence, in a single transaction or in a series of related transaction, of: (i) a sale or other disposition of all or substantially all of the consolidated assets of the Company; (ii) a sale or other disposition of at least 90% of the outstanding securities of the Company; (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Denise M. Bevers

On May 22, 2018, we entered into an amended and restated executive employment agreement with Ms. Bevers pursuant to which she serves as our Chief Operating Officer on an at-will basis. On October 19, 2018, we entered into an Amendment No. 1 to her employment agreement, under which she also agreed to serve as the President of the Company, in addition to her continuing role as the Company's Chief Operating Officer.

Under the amended employment agreement, Ms. Bevers receives an annual base salary of $430,500, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Ms. Bevers is also entitled to receive a target annual cash bonus equal to 45% of her then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), the grant of an annual equity award and to participate in our employee benefit programs.

Under Ms. Bevers’ amended employment agreement, if her employment is terminated by us without “cause,” or as a result of her death or disability, or she resigns for “good reason,” or her employment is terminated within the twelve month period following a “change in control” then, subject to her execution of a general release of claims, Ms. Bevers will be entitled to receive 18 months of her then-current annual base salary, an amount equal to one and a half (1.5) times her then-current target bonus, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of her outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Ms. Bevers’ employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Ms. Bevers will vest in full and, if applicable, be immediately exercisable by Ms. Bevers or her heirs.

The definition of “Cause” for purposes of Ms. Bevers’ amended employment agreement is the same as that found in Dr. Chin’s employment agreement, with the exception that “Cause” under Ms. Bevers’ employment agreement is also defined to include her failure to perform any of her material obligations under her employment agreement or failure to execute and perform any directions of the CEO.

The definitions of “Good Reason,” “Change in Control,” and “Corporate Transaction” for purposes of Ms. Bevers’ amended employment agreement are all the same as those found in Dr. Chin’s employment agreement.

Wendy Wee
On May 22, 2018, we entered into an amended and restated executive employment agreement with Ms. Wee pursuant to which she serves as our Chief Financial Officer on an at-will basis. Under the employment agreement, Ms. Wee receives an annual base salary of $330,000, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Ms. Wee is also entitled to receive a target annual cash bonus equal to 30% of her then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), and is eligible for the grant of an annual equity award, as well as to participate in our employee benefit programs.

Under Ms. Wee’s amended employment agreement, if her employment is terminated by us without “cause,” or as a result of her death or disability, or she resigns for “good reason,” or her employment is terminated within the twelve month period following a “change in control” then, subject to her execution of a general release of claims, Ms. Wee will be entitled to receive twelve months of her then-current annual base salary, an amount equal to one times her then-current target bonus, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of her outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Ms. Wee’s employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Ms. Wee will vest in full and, if applicable, be immediately exercisable by Ms. Wee or her heirs.

The definition of “Cause” for purposes of Ms. Wee’s employment agreement is the same as that found in Dr. Chin’s employment agreement, with the exception that “Cause” under Ms. Wee’s employment agreement is also defined to include her failure to perform any of her material obligations under her employment agreement or failure to execute and perform any directions of the CEO.

The definitions of “Good Reason,” “Change in Control,” and “Corporate Transaction” for purposes of Ms. Wee’s employment agreement are all the same as those found in Dr. Chin’s employment agreement.

Hangjun Zhan, Ph.D.
Dr. Zhan became our Chief Scientific Officer in January, 2018. We previously entered into an offer letter with Dr. Zhan in January 2014, as amended in June 2017, pursuant to which he served as our Executive Director and Head of Biologics Research.

On May 22, 2018, we entered into an amended and restated executive employment agreement with Dr. Zhan pursuant to which he now serves as our Chief Scientific Officer on an at-will basis. Under the employment agreement, Dr. Zhan receives an annual base salary of $330,000, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Dr. Zhan is also entitled to receive a target annual cash bonus equal to 30% of his then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), and is eligible for the grant of an annual equity award, as well as to participate in our employee benefit programs.

Under Dr. Zhan’s employment agreement, if his employment is terminated by us without “cause,” or as a result of his death or disability, or he resigns for “good reason,” or his employment is terminated within the twelve month period following a “change in control” then, subject to his execution of a general release of claims, Dr. Zhan will be entitled to receive twelve months of his then-current annual base salary, an amount equal to one times his then-current target bonus, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of his outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Dr. Zhan’s employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Dr. Zhan will vest in full and, if applicable, be immediately exercisable by Dr. Zhan or her heirs.

The definition of “Cause” for purposes of Dr. Zhan’s employment agreement is the same as that found in Dr. Chin’s employment agreement, with the exception that “Cause” under Dr. Zhan’s employment agreement is also defined to include his failure to perform any of his material obligations under her employment agreement or failure to execute and perform any directions of the CEO.

The definitions of “Good Reason,” “Change in Control,” and “Corporate Transaction” for purposes of Dr. Zhan’s employment agreement are all the same as those found in Dr. Chin’s employment agreement.

Potential Payments Upon Termination or Change in Control
The following table provides estimates of the potential payments and other post-termination benefits our named executive officers would receive in the circumstances described above, assuming that a qualifying termination of employment had occurred on December 31, 2018.

Named Executive Officer	Cash Severance	Equity Acceleration(1)	Health Care Benefits	Total Potential Payment
Richard Chin, M.D.	$1,560,000	$3,702,184	$51,449	$5,313,633
Denise M. Bevers	$936,338	$2,681,045	$36,549	$3,653,932
Wendy Wee	$429,000	$1,024,422	$17,616	$1,471,038
Hangjun Zhan, Ph.D.	$429,000	$997,626	$34,163	$1,460,789

(1)
Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the market value of the option shares for which vesting is accelerated over the exercise price for those option shares, using $10.95 per share for the market value, which is the closing market price of a share of our common stock on December 31, 2018. The dollar amounts of RSAs and RSUs are determined by multiplying the number of shares subject to the RSAs and RSUs for which vesting is accelerated by $10.95.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Chin, our CEO. For 2018, the annual total compensation of our median employee (other than our CEO), was $140,517, and the annual total compensation of our CEO was $2,933,970. Based on this information, we estimated that our CEO's 2018 total compensation was 21 times that of the median employee.

Our median employee was identified using the following methodology. We chose December 31, 2018 as the date for establishing the employee population used in identifying the median employee and used fiscal 2018 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, annual performance-based cash bonuses, commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2018 were assumed to have worked for the entire year. All employees employed as of December 31, 2018 were captured. No cost-of-living adjustments were made. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
PROPOSAL NO. 3 - ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are asking our stockholders to vote, on an advisory basis, on whether future advisory votes on the compensation of our named executive officers should occur every one, two or three years. This advisory vote is required pursuant to Section 14A of the Securities Exchange Act, as amended.
As an advisory vote, the results of this vote will not be binding on the Company. However, we value the opinions of our stockholders and will consider the outcome of this advisory vote when determining the frequency with which to hold future advisory votes on the compensation of our Named Executive Officers. Consistent with applicable law, we are required to hold this non-binding “frequency” vote at least once every six years.
Our Board of Directors believes that having an advisory vote on named executive officer compensation EVERY (1) YEAR is the best approach for the Company and its stockholders. Receiving feedback from stockholders on our executive compensation philosophy, policies and procedures is important to us, and holding the advisory vote to approve named executive officer compensation on an annual basis will allow for frequent and timely feedback from our stockholders.
You may vote to hold an advisory vote on named executive officer compensation every one, two or three years, or you may abstain. You are not voting for or against the Board's recommendation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, IN AN ADVISORY MANNER, TO HOLD AN ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION EVERY (1) YEAR.
PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KMJ Corbin & Company LLP (“KMJ”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2019. During our fiscal year ended December 31, 2018, KMJ served as our independent registered public accounting firm.
Notwithstanding the appointment of KMJ and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of Kindred Biosciences, Inc. and its stockholders. At the

Annual Meeting, our stockholders are being asked to ratify the appointment of KMJ as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our Audit Committee is submitting the appointment of KMJ to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KMJ are not expected to be present at the Annual Meeting.
If our stockholders do not ratify the appointment of KMJ, our Audit Committee may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
  The following table sets forth fees billed by KMJ Corbin & Company LLP, our principal accounting firm, for the years ended December 31, 2018 and 2017. All such fees have been approved by our Audit Committee.

	Year Ended December 31,
	2018	2017
Audit Fees	$194,791	$109,450
Audit Related Fees (1)	29,340	28,585
Tax Fees	24,903	21,790
All Other Fees	—	—
	$249,034	$159,825

(1)	Audit-Related Fees for the years ended December 31, 2018 and 2017 consist of fees billed for assurance and related services in connection with our ATM and follow-on equity financing.
Our Board of Directors established an Audit Committee in December 2013. The Audit Committee’s pre-approval policies and procedures and other protocols are discussed in its written charter which can be found at www.kindredbiosciences.com under the tab “Investors.”

Auditor Independence
In our fiscal year ended December 31, 2018, there were no other professional services provided by KMJ, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of KMJ.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee provides assistance to our Board of Directors in fulfilling its oversight responsibility to the Company’s stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and our Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.
The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.
KMJ currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2018. KMJ does not have and has not had any financial interest, direct or indirect, in our company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors. The Audit Committee also has selected KMJ as our independent registered public accountants for 2019.
The Audit Committee has reviewed the Company's audited financial statements for the fiscal year ended December 31, 2018 and has discussed those financial statements with management and KMJ. The Audit Committee has also received from, and discussed with, KMJ various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with KMJ matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by KMJ to the Audit Committee pursuant to PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence).
Audit and non-audit services to be provided by KMJ are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.
In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of our internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC.
Respectfully submitted,
Audit Committee:
Herbert Montgomery, Chairman
Ernest Mario, Ph.D
Ervin Veszprémi

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information with respect to beneficial ownership of our securities as of March 31, 2019 by:

•	persons known by us to be the beneficial owners of more than 5% of our issued and outstanding common stock;

•	each of our Named Executive Officers, directors and director nominees; and

•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 38,927,955 shares of our common stock outstanding on March 31, 2019. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of March 31, 2019 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise stated, the address of each 5% or greater beneficial holder is c/o Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers, Directors and Director Nominees
Richard Chin, M.D(1)	3,194,953	7.95%
Denise Bevers(2)	590,632	1.50%
Wendy Wee(3)	171,327	*
Hangjun Zhan, Ph.D. (4)	175,690	*
Joseph S. McCracken (5)	61,515	*
Ernest Mario, Ph.D. (6)	334,353	*
Herbert Montgomery(7)	168,625	*
Raymond Townsend, Pharm.D.(8)	279,220	*
Ervin Veszprémi(9)	320,900	*
All executive officers and directors as a group (nine persons)(10)	5,297,215	12.63%

5% or Greater Stockholders
Ariel Investments LLC(11) 200 E. Randolph Street, Suite 2900 Chicago, Illinois 60601	1,996,806	5.13%
Park West Asset Management LLC(12) 900 Larkspur Landing Circle, Suite 165 Larkspur, California 94939	6,743,893	17.32%

*	Less than 1%.

(1)
Includes 1,272,996 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019 and 8,000 shares of common stock owned by Dr. Chin’s minor children who share his household. Dr. Chin disclaims beneficial ownership of the shares held by his minor children, except to the extent of his pecuniary interest therein.

(2)
Includes 492,645 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2019 of which 98,538 are held by SD Scientific, Inc., a corporation in which Ms. Bevers is a co-director and co-stockholder and, as such, is deemed to beneficially own such shares.

(3)	Includes 132,500 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.

(4)	Includes 140,730 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.
(5) Includes 61,515 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.

(6)	Includes 165,353 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.

(7)	Includes 168,625 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.

(8)	Includes 254,292 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.

(9)	Includes 320,900 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2019.

(10)	Includes 3,009,556 shares of common stock subject to stock options exercisable within 60 days of March 31, 2019.

(11)
According to a report on Schedule 13G/A filed with the SEC on February 14, 2019, the aggregate number of shares owned beneficially by Ariel Investments, LLC is 1,996,806 as of December 31, 2018, with sole voting power as to 1,959,506 shares and sole dispositive power as to 1,996,806 shares.

(12)	According to a Form 4 filed with the SEC on January 23, 2019, the aggregate number of shares owned beneficially by Park West Asset Management, LLC is 6,743,893 as of January 18, 2019.

RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
The Audit Committee of our Board of Directors has been delegated responsibility for reviewing and approving transactions between us and our directors, officers or beneficial owners of 5% or more of our voting securities or their respective affiliates. Such related person transactions include, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

There have been no reportable related person transactions requiring the review, ratification or approval of the Audit Committee since the beginning of fiscal 2018.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during the fiscal year ended December 31, 2018, all required reports were filed on a timely manner as required by Section 16(a) of the Exchange Act, except that a Form 4 for Park West Asset Management LLC with respect to several transactions that occurred on February 15, 2018 was filed on May 11, 2018.

Fiscal Year 2018 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K, which we have made available to stockholders at the same time as this Proxy Statement. This Proxy Statement and our annual report are posted on our website at http://kindredbio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Kindred Biosciences, Inc., Attention: Investor Relations, 1555 Bayshore Highway, Suite 200, Burlingame, California 94010.
* * *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS Burlingame, California April 26, 2019

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E76831-P24099

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINDRED BIOSCIENCES, INC.

The Board of Directors recommends you vote FOR items 1, 2 and 4 and for "1 year" on item 3:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Denise M. Bevers	☐	☐	☐
1b. Richard Chin, M.D.	☐	☐	☐
1c. Joseph S. McCracken, D.V. M.	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, our named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on our named executive officer compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

P 1

E76832-P24099

KINDRED BIOSCIENCES, INC.
Annual Meeting of Stockholders
June 21, 2019 at 8:00 AM PDT
This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of Kindred Biosciences, Inc. hereby appoint(s) Richard Chin, M.D. and Denise M. Bevers, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of KINDRED BIOSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM PDT on June 21, 2019, at the San Francisco Airport Marriott Waterfront Hotel, 1800 Old Bayshore Highway, Burlingame, CA 94010, Meeting Room: Bayside 1 and any adjournment or postponement of the annual meeting. Such proxies are authorized to vote in their discretion (1) for the election of any person to the Board of Directors if a nominee named herein becomes unable to serve or for good cause will not serve and (2) on such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side